


FORM 4                                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION          OMB APPROVAL
[ ]  CHECK THIS BOX IF NO LONGER                         WASHINGTON, D.C. 20549                       OMB NUMBER: 3235-0287
     SUBJECT  TO SECTION 16.  FORM 4          STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP            EXPIRES:SEPTEMBER 30, 1998
     OR FORM 5 OBLIGATIONS MAY                                                                        ESTIMATED AVERAGE BURDEN
     CONTINUE.  SEE INSTRUCTION 1(b).                                                                 HOURS PER RESPONSE.....0.5
                                      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
                                      1935 or Section 30(f) of the Investment Company Act of 1940


  (PRINT OR TYPE RESPONSES)
----------------------------------------------------------------------------------------------------------------------------------
1.  Name and Address of Reporting  Person*      2. Issuer Name AND Ticker or       6. Relationship of Reporting Person(s) to Issuer
                                                   Trading Symbol                     (Check all applicable)
                                                                                            Director                       10% Owner
                                                                                      ------                         ------

                                                                                        X   Officer                        Other
                                                                                      ------                         ------
                                                                                      (give title below)             (specify below)

                                                                                           EXECUTIVE VICE PRESIDENT
                                                                                           ------------------------

 GREFRATH  GARY        D                           U.S. LEC CORP. (CLEC)
------------------------------------------------------------------------------------------------------------------------------------
(Last)   (First)    (Middle)                    3. I.R.S.            4. Statement
                                                   Identification       for
                                                   Number of            Month/Year
                                                   Reporting
                                                   Person, if
                                                   an entity
                                                   (Voluntary)

 401 NORTH TRYON STREET, SUITE 1000                                      5/99
-----------------------------------------------------------------------------------------------------------------------------
        (Street)                                     5. If           7.  Individual or Joint/Group Filing  (Check Applicable
                                                        Amendment,        Line)
                                                        Date of                X  Form filed by One Reporting Person
                                                        Original             ----
 CHARLOTTE      NC         28251                        (Month/Year)          ___ Form filed by More than One Reporting Person
------------------------------------------------------------------------------------------------------------------------------
(City)         (State)      (Zip)       TABLE I-- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------
          1.                2.           3.                     4.                       5.           6.          7.
---------------------    --------    ----------   ------------------------------    -----------   ----------  ----------
                                                                                    Amount of     Owner-
                                                                                    Securities    ship
                         Trans-      Trans-          Securities Acquired (A)        Beneficially  Form:
                         action      action          or Disposed of (D)             Owned at      Direct      Nature of
                         Date        Code            (Instr. 3, 4 and 5)            End of        (D) or      Indirect
Title of                 (Month/     (Instr. 8)   ----------------------------      Month         Indirect    Beneficial
Security                  Day/       ----------     Amount    (A) or    Price       (Instr.       (I)         Ownership
(Instr. 3)                Year)      Code   V                   (D)                 3 and 4)      (Instr. 4)  (Instr. 4)
---------------------    --------    ----  ----   -----------  ------  ---------    -----------   ----------  ----------

CLASS A COMMON STOCK     5/6/99       S              4,000       D      $21
---------------------    --------    ----  ----   -----------  ------  ---------    -----------   ----------  ----------
CLASS A COMMON STOCK     5/7/99       S              6,000       D      $19.83
---------------------    --------    ----  ----   -----------  ------  ---------    -----------   ----------  ----------
CLASS A COMMON STOCK     5/10/99      S              8,000       D      $19.625
---------------------    --------    ----  ----   -----------  ------  ---------    -----------   ----------  ----------
CLASS A COMMON STOCK     5/11/99      S             37,000       D      $19.97
---------------------    --------    ----  ----   -----------  ------  ---------    -----------   ----------  ----------
CLASS A COMMON STOCK     5/12/99      S             10,000       D      $20.4375
---------------------    --------    ----  ----   -----------  ------  ---------    -----------   ----------  ----------
CLASS A COMMON STOCK     5/13/99      S             15,000       D      $20.54
---------------------    --------    ----  ----   -----------  ------  ---------    -----------   ----------  ----------
CLASS A COMMON STOCK     5/14/99      S              1,000       D      $19.75
---------------------    --------    ----  ----   -----------  ------  ---------    -----------   ----------  ----------
CLASS A COMMON STOCK     5/17/99      S              5,000       D      $18.875
---------------------    --------    ----  ----   -----------  ------  ---------    -----------   ----------  ----------
CLASS A COMMON STOCK     5/18/99      S              8,500       D      $19.28
---------------------    --------    ----  ----   -----------  ------  ---------    -----------   ----------  ----------
CLASS A COMMON STOCK     5/19/99      S              5,500       D      $19.78       404,000          D
---------------------    --------    ----  ----   -----------  ------  ---------    -----------   ----------  ----------

---------------------    --------    ----  ----   -----------  ------  ---------    -----------   ----------  ----------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, SEE Instruction 4(b)(v)



POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                        (Over)

                        SEC 1474 (7-97)


FORM 4 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES
                              ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                              (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                              SECURITIES)

------------------------------------------------------------------------------------------------------------------------------

     1.        2.       3.         4.         5.             6.                 7.           8.          9.         10.       11.
----------  --------  --------  --------  ----------    ------------      --------------   ------   ----------  --------- ----------
                                                                           Title and                            Ownership
                                          Number of     Date Exer-         Amount of                            Form of
                                          Derivative    cisable and        Underlying               Number of   Deriv-
                                          Securities    Expiration         Securities      Price    Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of       Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-   Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative    cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-   Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4, and 5)    Exer-    Expir-           or Num-  ity      End of      (I)       Beneficial
Security    ative      Day/     --------  ----------    cis-     ation            ber of   (Instr.  Month       (Instr.   Ownership
(Instr. 3)  Security   Year)    Code  V   (A)   (D)     able     Date     Title   Shares    5)      (Instr. 4)   4)       (Instr. 4)
----------  --------  --------  ---- ---  ----  ----    -------  -----    -----   ------   ------   ----------  --------  ----------

------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:


** Intentional misstatements or omissions of          /s/ Gary D. Grefrath                    6/9/99
facts constitute Federal Criminal Violations.        --------------------------------      ------------
SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).             ** Signature of Reporting Person         Date

Note:  File three copies of this Form, one
       of which must be manually signed.
       If space is insufficient, SEE
       Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                     Page 2
                                                                                                             SEC 1474 (7-97)
